CHYRON REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2011

MELVILLE, N.Y., November 3, 2011 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home and mobile applications, today announced its financial results for the third quarter and nine months ended September 30, 2011.

Third Quarter 2011 Financial Highlights:

•	Total revenues of $7.47 million for the third quarter of 2011 increased 9% as compared to $6.88 million for the prior year’s third quarter;
•	Service revenues increased 34% to $2.11 million as compared to $1.58 million in the third quarter of 2010;
•	Service revenues as a percentage of total revenues were 28% for the third quarter of 2011 as compared to 23% in the same year ago period.

Michael Wellesley-Wesley, Chyron President and CEO, commented, “Our results for the third quarter of 2011 displayed improvement given the current uncertain economic conditions in the U.S. and Europe with our top line showing modest growth over last year’s third quarter.  Our services revenues increased 34% in the third quarter of 2011 over the same period in 2010 as we remain focused on expanding our Axis World Graphics platform. Operating expenses in the third quarter of this year showed a slight increase as we continue to invest in the future growth of the Company by making strategic hires for key sales positions.”

“At the IBC2011 Conference in early September, we unveiled the launch of our Axis World Graphics platform to the European market with the goal of increasing our footprint internationally. During the conference, we were proud to announce that Sky Sports News became the first broadcaster in Europe to implement our Axis World Graphics platform. We believe this implementation will help Sky Sports News to further streamline its operations as well as enhance the graphics the broadcaster produces.”

“In September, we also announced a new partnership with AP ENPS in which Chyron’s CAMIO asset management server and Axis World Graphics platform will seamlessly integrate with ENPS workflows for Web and mobile output. We believe this partnership will continue to open new doors for Chyron and further cement our position as the premier provider of broadcast news graphics.”

Mr. Wellesley-Wesley concluded, “Going forward, we anticipate further improvements in 2012, especially in the domestic market owing to factors associated with the 2012 Olympics and the upcoming Presidential election. Internationally, we are looking for an increased contribution from our EMEA and Latin America operations as a result of the increased headcount in the sales department that have been put in place this year.”

Third Quarter 2011 Financial Results

For the third quarter of 2011, total revenues were $7.47 million, an increase of $0.59 million or 9%, from revenues of $6.88 million for the third quarter of 2010.

Service revenues, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, training and creative services, were $2.11 million for the third quarter of 2011, a 34% increase over service revenues of $1.58 million for the prior year’s third quarter. Service revenues as a percentage of total revenues for the third quarter of 2011 were 28% as compared to 23% in the prior year’s third quarter.  Product revenues were $5.36 million for the third quarter of 2011 as compared to $5.31 million for the prior year’s third quarter.

Gross profit margin was 69% for the third quarter of 2011, the same as for the third quarter of 2010. Operating expenses were $6.02 million for the third quarter of 2011, increasing 11% from operating expenses of $5.43 million for the prior year’s third quarter, primarily due to higher compensation and travel costs in the sales and marketing areas primarily because of increased headcount. The Company had an operating loss in the third quarter of 2011 of $0.87 million, compared to an operating loss of $0.67 million for the prior year’s third quarter.

The Company recorded a net loss of $3.49 million for the third quarter of 2011, as compared to a $0.48 million net loss for the third quarter of 2010.  The Company’s third quarter of 2011 income tax provision, of $2.6 million includes a $2.72 million charge, and corresponding decrease in deferred tax assets, as a result of management’s determination that it is more likely than not that $7.48 million of the Company’s net operating loss carryforwards scheduled to expire at the end of 2012 will expire unutilized.

The Company reported basic and diluted loss per share of $0.21 for the third quarter of 2011, compared to a basic and diluted loss per share of $0.03 for the third quarter of 2010.

Nine Month Results

For the nine months ended September 30, 2011, total revenues were $23.48 million, an increase of $2.79 million, or 13%, over the comparable prior year period.

Service revenues were $5.66 million for the nine months ended September 30, 2011, up $1.03 million, or 22%, over the comparable prior year period. Product revenues for the nine months ended September 30, 2011 were $17.82 million, an increase of $1.75 million, or 11%, compared to the comparable prior year period. Service revenues for the nine months ended September 30, 2011 were 24% of total revenues as compared to 22% for the comparable prior year period.

Gross profit margin remained at 70%, the same as for the comparable prior year period. Operating expenses of $17.84 million for the first nine months of 2011 increased by $1.62 million, or 10%, from the comparable prior year period. While there was an operating loss of $1.51 million for the first nine months of 2011, this represents a $0.3 million improvement over the $1.81 million operating loss reported for the first nine months of 2010.

Net loss for the nine months ended September 30, 2011 was $3.85 million, as compared to a net loss of $1.85 million for the first nine months of 2010.

The Company reported basic and diluted loss per share of $0.23, for the nine months ended September 30, 2011, compared to a basic and diluted loss per share of $0.12 for the same period in 2010.

Conference Call and Webcast: Third Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, November 3, 2011, at 11:00 AM eastern time, to review the third quarter results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to conference code 17194258.  Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A telephonic replay will be available for anyone unable to participate in the live call.  To access the replay, call 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter conference code 17194258.  The replay will be available on from 1:00 p.m. eastern time on November 3, 2011 until December 3, 2011.

About Chyron

As a pioneer of Graphics as a Service for digital video media, Chyron (NASDAQ:  CHYR) continues to define the world of digital and broadcast graphics with web, mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmy® Awards, Chyron has proved itself as the undisputed leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding and telestration systems and graphics asset management solutions.  More information about Chyron products and services is available on these Company websites:  www.chyron.com and www.axisgraphics.tv.  The company’s investor relations information is available at www.chyron.com via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our belief that our current partnerships will help us grow, and (ii) our belief that we will experience improvements domestically and internationally in 2012 These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Product revenues	$5,361	$5,309	$17,825	$16,071
Service revenues	2,109	1,575	5,655	4,621
Total revenues	7,470	6,884	23,480	20,692
Gross profit	5,157	4,760	16,329	14,408
Operating expenses:
Selling, general and administrative	4,270	3,754	12,827	11,220
Research and development	1,753	1,676	5,016	4,998
Total operating expenses	6,023	5,430	17,843	16,218
Operating (loss)	(866)	(670)	(1,514)	(1,810)
Interest and other income (expense), net	(22)	60	(9)	(55)
(Loss) before taxes	(888)	(610)	(1,523)	(1,865)
Income tax (expense) benefit, net	(2,604)	128	(2,322)	18
Net (loss)	$(3,492)	$(482)	$(3,845)	$(1,847)

Net income (loss) per common share -
Basic	$(0.21)	$(0.03)	$(0.23)	$(0.12)
Diluted	$(0.21)	$(0.03)	$(0.23)	$(0.12)
Weighted average number of common and
common equivalent shares outstanding:
Basic	16,558	15,994	16,404	15,946
Diluted	16,558	15,994	16,404	15,946

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	September 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$5,222	$5,565
Accounts receivable, net	3,679	4,141
Inventories, net	1,904	2,218
Deferred taxes	2,607	2,869
Other current assets	900	775
Total current assets	14,312	15,568
Deferred taxes	15,310	17,343
Goodwill and intangible assets, net	2,750	2,829
Other non-current assets	1,837	1,681
Total assets	$34,209	$37,421

Liabilities and shareholders' equity:
Current liabilities	$6,737	$7,206
Non-current liabilities	2,398	2,605
Total liabilities	9,135	9,811

Shareholders' equity	25,074	27,610
Total liabilities and shareholders' equity	$34,209	$37,421

The Company defines Adjusted EBITDA as net income (loss) prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) plus net interest, income tax expense or benefit, depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.  Also, the Company’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss)	$(3,492)	$(482)	$(3,845)	$(1,847)
Interest, net	8	14	29	46
Income taxes	2,604	(128)	2,322	(18)
Depreciation	242	232	641	690
Amortization	25	31	78	92
EBITDA	(613)	(333)	(775)	(1,037)
Share-based Expense	235	355	753	1,302
Adjusted EBITDA	$(378)	$22	$(22)	$265

Source: Chyron Corporation

Investor Relations
KCSA Strategic Communications
Phil Carlson, 212-896-1233
Chyron@kcsa.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011
JerryK@Chyron.com